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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
        SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number 333-54736-01
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Capital One Auto Finance Trust 2001-A/Capital One Auto Finance Receivables, LLC
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            (Exact name of Registrant as specified in its charter)

       8000 Jones Branch Drive, McLean, Virginia 22102, (703) 875-1473
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             (Address, including zip code, and telephone number,
      including area code, of Registrant's principal executive offices)


     Capital One Auto Finance Trust 2001-A, Class A-1 Asset-Backed Notes,
                   Class A-2 Asset Backed Notes, Class A-3
             Asset Backed Notes and Class A-4 Asset Backed Notes
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           (Title of each class of securities covered by this Form)

                                     None
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                (Title of all other classes of securities for
      which a duty to file reports under Section 13(a) or 15(d) remains)

              Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4 (a) (1) (i)      [ ]     Rule 12h-3 (b) (1) (i)   [ ]
             Rule 12g-4 (a) (1) (ii)     [ ]     Rule 12h-3 (b) (2) (i)   [ ]
             Rule 12g-4 (a)(2) (i)       [ ]     Rule 12h-3 (b) (2) (ii)  [ ]
             Rule 12g-4 (a) (2) (ii)     [ ]     Rule 15d-6               [X]
             Rule 12h-3 (b) (1) (i)


Approximate number of holders of record as of the certification or notice date: 48
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Pursuant to the requirements of the Securities Exchange Act of 1934 Capital
One Auto Receivables, LLC, as Registrant, with respect to Capital One Auto Finance Trust 2001-A, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 16, 2002                       By: /s/  Jeffery A. Elswick
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                                           Jeffery A. Elswick
                                           President, Treasurer and Secretary
                                           Capital One Auto Receivables, LLC
                                           (Registrant)